Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047
April 21, 2009
For Immediate Release

EASTERN VIRGINIA BANKSHARES, INC. DECLARES CASH DIVIDEND

Tappahannock, Va., April 21, 2009— Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) The Board of Directors of Eastern Virginia Bankshares, at its April board meeting, declared a regular quarterly dividend of $.05 per share. The dividend, payable May 15, 2009, to holders of the Corporation’s common stock of record as of

May 1, 2009, represents 50% of earnings per share for the first quarter of 2009.

Joe Shearin, President and CEO, stated, “The Board of Eastern Virginia Bankshares deliberated over the reduction of its quarterly dividend, as it is empathetic to the needs of many of our stockholders who depend on their quarterly dividend check. While this was clearly a difficult decision in terms of immediate stockholder impact, from a long-term perspective, it was a painful, but prudent, step to take for the preservation of stockholders’ investment. EVBS continues to be well capitalized. The decision to reduce the dividend ensures that we retain our strong capital position as well as better positions us to face the many challenges related to economic uncertainties.”

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Interest rate fluctuations and our ability to successfully manage that risk
•	Changes in general economic and business conditions
•	Funding cost in an increasingly competitive environment
•	Risk inherent in making loans such as repayment risks and fluctuating collateral values
•	Risk inherent in the investment portfolio comprising approximately 14.9% of the Company’s total assets
•	Competition within and from outside the banking industry
•	Maintaining capital levels adequate to support our growth
•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel
•	New products and services in the banking industry
•	Problems with technology utilized by the Company
•	Changing trends in customer profiles
•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality
•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.